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                                                                      EXHIBIT 11

EARNINGS PER SHARE

The factors used in the earnings per share computation follow:

                                                                                Successor
                                                                               Three Months
Basic and Diluted Earnings Per Share:                                         Ended October 1,
($ in thousands, except Earnings per Share)                                        2005
--------------------------------------------------------------------          ----------------
Loss from continuing operations                                                 $   (21,348)
Weighted average shares outstanding (basic & diluted)                            29,995,092
Loss from continuing operations per share (basic & diluted)                     $     (0.71)

Loss from discontinued operations, net of tax                                   $    (1,440)
Weighted average shares outstanding (basic & diluted)                            29,995,092
Loss from discontinued operations per share (basic & diluted)                   $     (0.05)

Net loss                                                                        $    (22,788)
Weighted average shares outstanding (basic & diluted)                            29,995,092
Net loss per share (basic & diluted)                                            $     (0.76)

On June 21, 2005, the effective date of our Plan of Reorganization, we issued 30 million shares of our common stock to certain unsecured creditors of the Debtors. As the Company chose the date of July 2, 2005 to apply its fresh start reporting, no earnings per share data has been included for the period of June 21, 2005 to July 2, 2005. As a result, earnings per share data have only been included for periods subsequent to July 2, 2005. No earnings per share data is presented for periods prior to July 2, 2005 as there were no shares outstanding for the combined entity, as they were wholly-owned subsidiaries of Spiegel.